Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No.1 to Registration Statement No. 333-189957 (the “Registration Statement”) on Form N-14 of our report dated October 26, 2012, relating to the financial statements and financial highlights of BlackRock High Yield Trust, BlackRock High Income Shares, BlackRock Corporate High Yield Fund V, Inc., and BlackRock Corporate High Yield Fund VI, Inc., appearing in each respective fund’s Annual Report on Form N-CSR for the year ended August 31, 2012. We also consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated April 26, 2013, relating to the financial statements and financial highlights of BlackRock Corporate High Yield Fund, Inc. and BlackRock Corporate High Yield Fund III, Inc., appearing in each respective fund’s Annual Report on Form N-CSR for the year ended February 28, 2013.

We also consent to the references to us under the headings “Other Service Providers”, “Financial Highlights”, and “Other Matters with Respect to the Meeting,” in the Combined Prospectus/Proxy Statement and “Board Leadership Structure and Oversight,” “Independent Registered Public Accounting Firm,” “Form of Agreement and Plan of Reorganization,” “Article IV. Representations and Warranties,” and “Article V. Covenants” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 22, 2013